Exhibit 10.541

LOAN SERVICES AGREEMENT

This Loan Services Agreement (this “Agreement”), dated as of January 1, 2004 (the “Effective Date”), is entered into by and between INLAND MORTGAGE SERVICING CORPORATION, an Illinois corporation (“Service Provider”) and INLAND WESTERN RETAIL REAL ESTATE ADVISORY SERVICES, INC., an Illinois corporation (the “Business Manager”).

RECITALS

WHEREAS, Service Provider is in the business of providing certain loan payable services, including without limitation, the loan payable services described and set forth in Exhibit A hereto (collectively, the “Services”); and

WHEREAS, the Business Manager is desirous of retaining Service Provider to perform the Services for the Business Manager in connection with the Real Estate Business (as defined herein) for the benefit of REIT (as defined herein) and/or its Affiliates (as defined herein), and Service Provider is willing to perform the Services, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and obligations set forth below, the parties hereto, intending to be legally bound, agree to the foregoing and as follows:

ARTICLE I
DEFINITIONS

“Affiliate” shall mean, except as otherwise provided herein, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of that Person through the ownership of voting securities, by contract or otherwise. With respect to the Business Manager, any entity representing a joint venture or similar arrangement in which the Business Manager, or an entity controlled by the Business Manager, is the general partner or managing member shall be deemed to be an “Affiliate” of the Business Manager.

“Business Management Agreement” shall mean that certain Advisory Agreement, dated as of September 18, 2003, as amended from time to time, between the Business Manager and REIT.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Real Estate Business” shall mean (i) any business activities conducted by REIT so long as REIT remains qualified as a “real estate investment trust” under Section 856 the Internal Revenue Code of 1986, as emended, and (ii) any business that is consistent with and limited to the description of the business of REIT contained in the prospectus forming a part of the Registration Statement on Form S-11 (No. 333-122743), as amended, filed by REIT with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

“REIT” shall mean Inland Western Retail Real Estate Trust, Inc., a Maryland corporation.

ARTICLE II
PERFORMANCE OF SERVICES

2.1 Service Provider agrees to perform the Services for the Business Manager in connection with the Real Estate Business of the REIT and/or its or their Affiliates. Service Provider shall perform and provide the Services in a professional manner and in accordance with all laws, statutes, ordinances, codes, rules and regulations applicable to the Services. Service Provider, at Business Manager’s cost, may employ, contract with or use the service of any third party in connection with the performance of the Services as the Service Provider deems reasonably necessary or desirable, including independent, outside counsel.

2.2 The Business Manager and Service Provider acknowledge that the relationship created hereby is on an exclusive basis as to Business Manager such that during the Initial Services Term and any Additional Services Term (except during any period that Service Provider is in default hereunder), (x) the Business Manager shall be required to retain only the Service Provider to perform all of the Services or any individual Service, (y) the Business Manager shall not be permitted to retain third parties to perform for the Business Manager services the same as or similar to the Services or any individual Service, but that in any event Service Provider shall be permitted to perform the Services or any individual Service for any other parties.

ARTICLE III
TERM AND TERMINATION

3.1 Subject to the termination provisions set forth in this Article III, this Agreement shall continue for an initial period of four (4) years from the Effective Date (“Initial Services Term) and shall be automatically renewed for consecutive three (3) year terms thereafter (each an “Additional Services Term”) unless earlier terminated as hereafter provided.

3.2 At any time during the Initial Services Term or at any time during an Additional Services Term, the Business Manager may terminate this Agreement for cause (i.e., a material default by Service Provider hereunder) upon ten (10) days’ prior written notice to Service Provider; provided, however, that prior to exercising its rights under this Section 3.2. the Business Manager shall notify Service Provider of any default, and Service Provider shall have thirty (30) days after receipt of the notice to cure the default to the Business Manager’s reasonable satisfaction. As full compensation to which Service Provider shall be entitled, the Business Manager shall promptly make payment to Service Provider as provided in Article V below for the Services performed prior to the effective date of termination in compliance with the terms and provisions of this Agreement.

3.3 At any time during the Initial Services Term or during an Additional Services Term, the Business Manager shall have the right to terminate this Agreement, without cause, by providing not less than sixty (60) days’ prior written notice to Service Provider of any election to so terminate and specifying the effective date of such termination; provided, however, in such event, Service Provider shall be entitled to and shall be paid a termination fee equal to the product of: (a) the average monthly compensation, set forth on Exhibit A, for the six (6) months immediately preceding the month in which the Service Provider is served the termination notice from the Business Manager, multiplied by (b) six (6) (“Termination Fee”). The Termination Fee shall be paid on the effective date of such termination with a credit to Business Manager for compensation paid to Service Provider for the period from the date of Service Provider’s receipt of the termination notice to and including the effective date of such termination.

3.4 Provided that Service Provider is not providing or is terminating such Services to all other clients of Service Provider, and no affiliate of Service Provider is providing or is undertaking to provide such Services, Service Provider, at any time during the Initial Services Term or during an Additional

Services Term, may elect to limit one or more of the Services it is providing to the Business Manager upon not less than sixty (60) days’ prior written notice to the Business Manager, specifying the effective date such Services shall no longer be performed and describing in reasonable detail the Services to be terminated. As full compensation to which Service Provider shall be entitled, the Business Manager shall promptly make payment to Service Provider as provided in Article V below for Services performed prior to the effective date of termination in compliance with the terms and provisions of this Agreement.

3.5 If at any time during the Initial Services Term or any Additional Services Term the REIT has had a Change of Control, as hereinafter defined, Service Provider shall have the right to terminate this Agreement, without cause, upon written notice to Business Manager. At any time during the Initial Services Term or any Additional Services Term, and the REIT has not had a Change of Control, Service Provider shall have the right to terminate this Agreement, without cause, by providing not less than one hundred eighty (180) days’ prior written notice to the Business Manager, specifying the effective date of such termination. The foregoing notwithstanding, Service Provider, upon ten (10) days’ prior written notice to the Business Manager, may terminate this Agreement or decline to provide a particular Service hereunder upon the occurrence of any of the following events:

(a) The Business Manager fails, in the absence of a bona fide dispute with respect to any payment, to make payment for Services on its due date; provided, however, the Business Manager may cure the breach up to three (3) times per calendar year by making payment within ten (10) days of the Business Manager’s receipt of written notice that it failed to make the payment when due;

(b) The Business Manager requests that Service Provider provide Services that in the Service Provider’s opinion would violate any applicable law or the rules of any regulatory body with jurisdiction and the Business Manager does not promptly withdraw the request upon Service Provider’s notice to the Business Manager of Service Provider’s aforesaid opinion;

(c) The Business Manager requests that Service Provider take any action that in the Service Provider’s opinion would result in the commission of a fraud upon any person or party and the Business Manager does not promptly withdraw the request upon Service Provider’s notice to the Business Manager of Service Provider’s aforesaid opinion;

(d) The Business Manager requests that Service Provider take any action that, upon the advice of counsel to Service Provider, could subject Service Provider to liability or material damages in civil litigation and the Business Manager does not promptly withdraw the request upon Service Provider’s notice to the Business Manager of Service Provider’s aforesaid advice of counsel; or

(e) The Business Manager requests that Service Provider provide Services that upon advice of counsel to Service Provider would cause Service Provider or any of its employees to be in violation of its professional code of ethics or other ethical standards the Service Provider or any of its employees is subject to and the Business Manager does not promptly withdraw the request upon Service Provider’s notice to the Business Manager of Service Provider’s counsel’s advice.

As full compensation to which Service Provider shall be entitled, the Business Manager shall promptly make payment to Service Provider as provided in Article V below for Services performed prior to the effective date of termination in compliance with the terms and provisions of this Agreement.

3.6 Upon any termination of this Agreement or cessation of Services arising under Sections 3.2 or 3.4 of this Agreement, during the Initial Services Term or any Additional Services Term, Service Provider shall provide the Business Manager with a reasonable opportunity to transition any terminated Services to any replacement provider(s) designated by the Business Manager (“Replacement Provider”), which period shall not be more than sixty (60) days from the date of termination of this Agreement or specified terminated Services (the “Transition Period”). During the Transition Period, Service Provider shall use reasonable efforts to avoid causing any unnecessary interruption of the terminated Services so as to provide a smooth transition of such Services (the “Transition”). All services related to Transition shall be deemed Services and subject to the charges and fees set forth in Exhibit A attached hereto.

3.7 For the purposes hereof, the term “Change of Control” shall mean the occurrence of any one or more of the following:

(a)

Any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the REIT to any person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended; provided, however, that any sale, lease, exchange or transfer to (including, without limitation, any merger or other business combination with or into) any of the following shall not constitute a Change of Control: (i) any affiliate controlled by the REIT, (ii) Inland Real Estate Corporation, (iii) Inland American Real Estate Trust, Inc., (iv) The Inland Group, Inc., or (v) any affiliate controlled by any of the entities listed in clauses (i) through (iv) above (all of the entities described in clauses (i) through (v) above are hereinafter sometimes referred to as the “Inland Companies”;

(b)

The approval by the holders of the outstanding shares of the REIT of any plan or proposal for the liquidation or dissolution of the REIT; or

(c)

Any person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (other than any one or more of the Inland Companies) shall become the owner, directly or indirectly, beneficially or of record, of shares of the REIT representing more than twenty-five percent (25%) of the aggregate ordinary voting power represented by the issued and outstanding common shares of the REIT.

ARTICLE IV
INTERNAL CONTROL PROCEDURES

As a public entity, REIT is required to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as may be amended from time to time (“Section 404”). Notwithstanding anything to the contrary contained in this Agreement (including, without limitation. Article III and Section 8.4 hereof), if the Business Manager shall determine that, to provide services to and for the benefit of the Business Manager and REIT, Service Provider must comply with the requirements of Section 404, then the Business Manager and Service Provider shall develop and implement an internal control plan or other processes and procedures (or amend and revise any existing internal control plan, processes and procedures) to comply with the requirements (collectively, the “Internal Control Plan”). Once developed and implemented, Service Provider shall use its reasonable best efforts to have its internal controls comply in all respects with the requirements of Section 404. The cost and expense of development and initial implementation of any Internal Control Plan shall be borne by all clients of Service Provider that require Service Provider to comply with Section 404. Upon determination that an Internal Control Plan must be developed and implemented, Service Provider, the Business Manager and all other clients of Service Provider requiring Service Provider to comply with Section 404 shall, in good faith, negotiate an equitable allocation of the costs and expenses of the development and implementation of the Internal Control Plan between and among the parties. The foregoing provisions regarding payment and allocation of the costs and expenses of development and implementation of any Internal Control Plan shall not apply to any Internal Control Plan developed and implemented, or in the process of being developed and implemented, on or prior to the date of this Agreement.

ARTICLE V
PAYMENT

Service Provider shall invoice the Business Manager monthly (or any other basis as reasonably agreed to by the Business Manager) for any Services performed during the immediately preceding calendar month (or any other period agreed to by the Business Manager). Payment shall be due thirty (30) days after the date of the Business Manager’s receipt of the same and shall be as provided in Section 2 of Exhibit A attached hereto. The compensation to be paid by the Business Manager under this Article V and Section 2 of Exhibit A attached hereto shall constitute full and complete payment for any and all services rendered and performed by Service Provider under and pursuant to this Agreement, which compensation includes any and all labor, costs and expenses incurred or to be included by Service Provider in connection with its performance of the Services.

RIGHT TO AUDIT

Service Provider shall keep and make available for the examination and audit of or by the Business Manager, or the Business Manager’s authorized employees, agents or representatives during normal business hours, and upon reasonable notice, at the Business Manager’s cost, all data, materials and information, including but not limited to records of all receipts, costs and disbursements made by Service Provider with respect to the Services, all books, accounts, memoranda, files and all or any other documents indicating, documenting, verifying or substantiating the cost and appropriateness of any and all costs, expenditures and receipts relating to the Services. Service Provider shall allow the Business Manager (and any of the Business Manager’s employees, representatives, accountants and auditors) reasonable access to personnel, representatives and employees of Service Provider and all books and records and other business records and files of Service Provider that are reasonably required by the Business Manager for audit and tax matters.

ARTICLE VI
CONFIDENTIALITY

6.1 During the term of this Agreement, the parties may communicate to each other certain confidential information to enable Service Provider to perform the services hereunder, and/or Service Provider may develop confidential information for the Business Manager. Each party agrees:

(a)

to treat, and to cause its employees, agents, subcontractors and representatives, if any, to treat as secret and confidential, all confidential information; and

(b)

except as necessary in the performance of the Services, not to disclose any confidential information or make available any reports, recommendations and/or conclusions which Service Provider may make for the Business Manager to any person, firm or corporation without first obtaining the Business Manager’s written approval.

6.2 If any party learns that disclosure of confidential information is sought in or by a court or governmental body of competent jurisdiction or through other means, the party shall:

(a)

give prompt notice to the other party prior to making the disclosure and allow the other party, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, confidential information;

(b)

reasonably cooperate with the other party in its efforts to prevent, or obtain a protective order for disclosure; and

(c)

disclose the minimum amount of information required to be disclosed.

ARTICLE VII
MISCELLANEOUS

7.1 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns, if any, of each party hereto. Business Manager hereby represents and warrants to

Service Provider that this Agreement and the terms hereof have been approved by all necessary corporate authority of the REIT and is in compliance with all regulatory requirements to which the REIT is subject.

7.2 Governing Law: Jurisdiction. This Agreement shall be subject to and governed by the internal laws of the State of Illinois without regard to principles of choice of law. The parties hereto each agree that all disputes arising hereunder shall be tried in the federal and state courts located in Cook County or DuPage County, State of Illinois, and each party hereby agrees to submit to the exclusive jurisdiction of those courts.

7.3 Waiver. Either party’s failure to exercise any right under this Agreement shall neither constitute a waiver of any other terms or conditions of this Agreement with respect to any other or subsequent breach, nor a waiver by that party of its right at any time thereafter to require exact and strict compliance with the terms of this Agreement.

7.4 Independent Contractors. The parties acknowledge and agree that they are dealing with each other hereunder as independent contractors. Nothing contained in the Agreement shall be interpreted as constituting either party to be the joint venturer or partner of the other party or as conferring upon either party the power or authority to bind the other party in any transaction with third parties.

7.5 Equitable Relief and Monetary Damages. Each party hereto recognizes and acknowledges that a breach by the other party to this Agreement will cause irreparable damage to the non-breaching party that cannot be readily remedied in monetary damages in an action at law. In the event of any default or breach by either party, the non-breaching party shall be entitled to seek immediate injunctive relief to prevent irreparable harm, loss or dilution in addition to any other remedies available. Nothing herein shall limit a non-breaching party’s right to seek monetary damages with respect to a breach.

7.6 Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement between the parties and contains all of the terms and conditions of the agreement between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, whether oral or written, between the parties hereto, including any Affiliates of Service Provider, with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto.

7.7 Severability. If any provisions of this Agreement, or the application of any such provisions to parties hereto, shall be held by a court of competent jurisdiction to be unlawful or unenforceable, the remaining provisions of this Agreement shall nevertheless be valid, enforceable and shall remain in full force and effect, and shall not be affected, impaired or invalidated in any manner.

7.8 Headings. The headings in this Agreement are inserted for convenience only and are not to be considered in the interpretation or construction of the provisions hereof.

7.9 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered:

(a)

when delivered personally or by commercial messenger;

(b)

one (1) business day following deposit with a recognized overnight courier service, provided the deposit occurs prior to the deadline imposed by the overnight courier service for overnight delivery; or

(c)

when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder;

in each case above provided the notice or other communication is addressed to the intended recipient thereof as set forth below:

If to Service Provider, to:	Inland Mortgage Servicing Corporation 2901 Butterfield Road Oak Brook, IL 60523 Attention: Frances C. Panico Facsimile: (630)218-5278

If to the Business Manager, to:	Inland Western Retail Real Estate Advisory Services, Inc. 2901 Butterfield Road Oak Brook, IL 60523 Attention: Roberta S. Matlin Facsimile: (630) 218-4955

A party’s address for notice may be changed from time to time by notice given to the other party in the manner herein provided for giving notice.

7.10 Further Assurance. Each party to this Agreement agrees to execute and deliver any and all documents, and to perform any and all further acts that may be reasonably necessary to carry out the provisions of this Agreement and the transactions contemplated hereby.

7.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

7.12 Assignment. The Business Manager shall not assign this Agreement without the prior express written consent of the Service Provider; provided, however, if the REIT shall acquire or consolidate its business with the Business Manager, this Agreement shall be and be deemed assigned by the Business Manager to the REIT with the REIT assuming all of the obligations of Business Manager under the terms of this Agreement effective the date of such acquisition or consolidation. Service Provider shall not assign this Agreement without the prior express written consent of the Business Manager.

8.13 Fidelity Insurance. Service Provider currently maintains and shall continue to maintain during the term hereof, fidelity and errors and omissions insurance in commercially reasonable amounts and with recognized insurance carriers.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE BUSINESS MANAGER:		SERVICE PROVIDER:

INLAND WESTERN RETAIL REAL ESTATE ADVISORY SERVICES, INC, an Illinois corporation		INLAND MORTGAGE SERVICING CORPORATION, an Illinois corporation
By:	/s/ Brenda Gail Gujral	By:	/s/ Frances C. Panico
Name:	Brenda Gail Gujral	Name:	Frances C. Panico
Its:	Vice President	Its:	President

EXHIBIT A

1. Services: The Services to be provided under this Agreement shall be provided as and when requested by the Business Manager, or any authorized agent of the Business Manager. Service Provider agrees to provide the following loan payable services on the following conditions:

A.

No Service Provider Advances. Service Provider’s duties shall include remitting principal and interest payments, tax and insurance deposits, and other deposits and reserves as may be required for payment under REIT loans from funds first deposited with Service Provider as hereinafter required. Service Provider is and shall be under no obligation whatsoever to advance any of its own funds for or on behalf of REIT to any lender of REIT. Any default occurring under any REIT loans resulting from REIT not timely depositing required funds with Service Provider as hereinafter provided shall be and be deemed a default caused by REIT and not by Service Provider and Service Provider shall have no liability to REIT as a result of such default.

B.

REIT’s Deposits.

(i)

As to each loan, upon receipt of the note and other loan documents evidencing regular payments due a lender, Service Provider will notify the REIT or its designated managing agent of the required regular payments for principal and interest, tax and insurance escrow deposits, and any other payments due for the loan (“Loan Payment Schedule”). As and when Service Provider is notified of a change in required loan payments by the lender, Service Provider will promptly notify REIT of the change. As to variable interest rate loans, Service Provider shall promptly notify REIT, or its designee, of the changes.

(ii)

Not later than seven (7) business days prior to the date a loan payment is due, the REIT or its designee shall remit to Service Provider the full amount of such payment as set forth on the Loan Payment Schedule. Service Provider will be under no obligation to make any loan payment in less than the full amount due and, accordingly, REIT’s failure to provide the amount of funds due under the Loan Payment Schedule will not require Service Provider to make any partial payment or allocate principal, interest or deposits among funds received from the REIT in mitigation of any charges that may accrue to REIT for less than a full payment being made to a lender; provided, however if there are sufficient funds available in the Reserve, hereinafter defined, Service Provider will, and is hereby authorized by REIT, to withdraw from the Reserve funds necessary to effect full payment to the lender.

(iii)

Funds deposited by REIT with Service Provider for loan payments shall be deposited in one or more accounts maintained by Service Provider for the benefit of REIT in either national or state banks. Such accounts shall be interest bearing and interest earned shall be paid to the REIT upon request. Within three (3) business days after  the date hereof, REIT shall deposit with Service Provider an adequate reserve (“Reserve”) which shall be maintained as a reserve account to cover any late or short REIT deposits given to Service Provider so that Service Provider may timely make loan payments due. REIT shall promptly increase the Reserve as needed. All such accounts shall be deemed trust accounts maintained for the benefit of REIT and shall not be deemed established or maintained for the benefit of Service Provider nor shall the funds therein be or be deemed the funds of Service Provider.

C.

Loan Payments. Provided that REIT has made its required deposits or that there are sufficient funds within the Reserve, Service Provider, on behalf of REIT and from REIT funds on deposit with Service Provider, shall timely make loan payments for each loan as set forth on the Loan Payment Schedules. Upon request of REIT and upon receipt of the deposits therefor, Service Provider shall make any additional payments as may be required to be made to the lender, such as insurance or condemnation proceeds.

D.

Accounting Statements.

(i)

Service Provider shall keep a complete and accurate account of, and apply in accordance with the terms of the loans being serviced, all sums collected by Service Provider from the REIT or its designee on account of each loan as allocated for principal, interest tax and insurance escrow deposits and other payments or deposits.

(ii)

Service Provider shall submit to the REIT at least quarterly an accounting of the balances of the deposits held on behalf of the REIT in each account, together with a statement evidencing that all disbursements made on behalf of the REIT, and all payments required to be made hereunder, have been made, with exceptions, if any, disclosed.

(iii)

Upon the REIT’s request and following reasonable notice, Service Provider shall furnish a statement of its financial condition, and shall give the REIT or its authorized representatives opportunity at any reasonable time during business hours to examine and make copies of Service Provider’s books and records as same relate to the loans and other matters which are the subject of this Agreement.

E.

Additional Service Provider Duties. Provided the same are timely given to Service Provider, Service Provider will timely forward financial statements of the REIT, operating statements of its real properties and other reports to lenders. Service Provider shall forward to REIT requests for information received from lenders, provided, however. Service Provider shall be under no obligation to furnish any requested information except as it applies to loan payments made by Service Provider on behalf of the REIT as herein provided. Service Provider will forward to REIT other notices it may receive from lenders pertaining to loans being serviced by Service Provider, but shall have no liability for late or non-receipt of such notices by REIT. Service Provider will exercise commercially reasonable efforts to deal with assertions by lenders of non- receipt or late receipt of loan payments that are or were to be remitted to lender by Service Provider. Service Provider will not be responsible for any late payment charges or default interest payments except in the event Service Provider was negligent in timely effecting loan payments when sufficient funds from the REIT were on deposit with the Service Provider or miscalculated the amount of a payment due and paid the lender less than the amount due for a payment (unless otherwise directed by REIT).

F.

Loan Modifications/Prepayments/Final Payments. Service Provider will not be responsible for effecting modifications, amendments or other changes to loan agreements. These activities shall remain the responsibility of REIT and the REIT shall promptly notify Service Provider of any loan modifications, providing Service Provider with complete document copies thereof. Service Provider shall have no liability for loan payments not made in accordance with loan modifications not timely given to Service Provider. Upon timely receipt of funds therefor, including prepayment premiums and penalties, and accrued interest, Service Provider shall remit prepayments to lenders. REIT shall promptly inform Service Provider of any loan prepayments made by REIT not through Service Provider. As to loan payoffs and final loan payments, Service Provider will examine lender payoff statements, discuss amounts due thereunder and determination of prepayment premiums with the REIT, and use commercially reasonable efforts to resolve discrepancies therein with lenders. Service Provider will not be liable for its inability to resolve such disputes and REIT will remain liable for the payment of any disputed funds due. Service Provider will promptly remit to

REIT tax, insurance, reserve or other deposits returned to Service Provider by lenders whose loans have been paid off and will request the return of loan documents and required releases.

2.

Compensation: In consideration of the services rendered by Service Provider under the terms of this Agreement, Service Provider shall be entitled to a monthly fee for each month during the term of this Agreement calculated as follows: The sum of the outstanding principal balance of all of the loans being serviced by Service Provider plus the amount of accrued and unpaid interest of all of the loans being serviced by Service Provider on the last day of preceding month shall be first determined (“Compensation Base”). The first one billion dollars (£1,000,000,000) of the Compensation Base shall be multiplied by .03% and the remaining balance of the Compensation Base, if any shall be multiplied by .01%. The sum of the foregoing products shall be divided by 12 and the quotient shall be the monthly fee due. Service Provider shall make the foregoing calculations and bill REIT accordingly. The monthly fee due shall be paid by REIT to Service Provider within two (2) days after receipt of each billing. All monthly compensation shall be deemed fully earned on the first day of each month. There shall be no proration of monthly compensation in the event this Agreement is terminated on any day other than the last day of a month.